Exhibit 99.1

Revlon Reports Second Quarter 2017 Results

NEW YORK--(BUSINESS WIRE)--August 4, 2017--Revlon, Inc. (NYSE:REV) today announced its results for the quarter ended June 30, 2017.

Quarter ended June 30, 2017 Highlights1:

  As Reported net sales were $645.7 million, an increase of 32.1% compared to the prior-year period. On a Pro Forma(a) basis, net sales decreased by 5.3%, or 3.9% XFX, compared to the prior-year period.
  As Reported operating income of $4.7 million, compared to $52.4 million in the prior-year period. On a Pro Forma Adjusted(a) basis, operating income was $21.6 million compared to $50.8 million in the prior-year period.
  As Reported net loss was $(36.5) million, compared to As Reported net income of $8.3 million in the prior-year period. Adjusted(a) net loss was $(24.2) million, compared to Adjusted net income of $13.0 million in the prior-year period.
  Adjusted EBITDA(a) was $61.0 million, compared to $86.8 million in the prior-year period, representing a 29.7% decrease. On a Pro Forma basis, Adjusted EBITDA decreased 32.7% compared to the prior-year period, primarily driven by net sales declines in North America.

Commenting on today’s announcement, Revlon President and Chief Executive Officer, Mr. Fabian Garcia said, “While our financial performance and sales results in the U.S. remained soft in a challenging retail environment, we are encouraged by the global growth of our iconic Revlon and Elizabeth Arden brands, our international sales which remain robust and the key strategic initiatives that we have implemented during the quarter, which we expect will drive sequential improvements in Company performance. Of note in this quarter, we:

  Secured incremental shelf space and distribution for the newly repositioned Almay
  Created new campaigns for Revlon and Elizabeth Arden, our two largest and most iconic brands
  Focused our global expansion on large and fast growing geographies
  Accelerated our innovation process and speed to consumer, working with strategic suppliers
  Developed a strong second half and 3-year new product pipeline
  Continued to make progress in our digital communications, engagement and e-commerce capabilities
  Delivered a total of $24 million in synergies in the first half of 2017, against the target of $190 million annualized by 2020, with $50-60 million anticipated in 2017.”

Mr. Garcia continued, “During the quarter we continued to take measures to enhance our digital capabilities and competitiveness, strengthened our brands and their global distribution and further refined our long-term strategy for profitable growth.”

1 The results discussed below include the following measures: U.S. GAAP (“As Reported”); non-GAAP (“Adjusted”), which excludes certain Non-Operating Items from As Reported results; and Non-GAAP pro forma (“Pro Forma Adjusted”), which presents the Adjusted results on a pro forma basis as if Revlon and Elizabeth Arden were a combined company for all of the periods presented (“Pro Forma”). See footnote (a) for further discussion of the Company’s Adjusted and Pro Forma Adjusted measures. Reconciliations of As Reported results to Pro Forma, Adjusted and Pro Forma Adjusted results are provided as an attachment to this release. In addition, where indicated, the Company analyzes and presents its results excluding the impact of foreign currency translation (“XFX”).

Second Quarter 2017 Results

Total Company Results

In calculating Adjusted results, adjustments were made for the Non-Operating Items described in footnote (a).

(USD millions, except per share data)	Three Months Ended June 30,
	2017		2016			As Reported	Adjusted
	As Reported	Adjusted	As Reported	Adjusted	Pro Forma Adjusted	% Change	% Change	Pro Forma % Change

Net Sales	$645.7	$645.7	$488.9	$488.9	$681.6	32.1%	32.1%	-5.3%
Gross Profit	377.5	379.0	317.4	317.5	422.3	18.9%	19.4%	-10.3%
Gross Margin	58.5%	58.7%	64.9%	64.9%	62.0%	-640 bps	-620 bps	-330 bps
Operating income	4.7	21.6	52.4	59.4	50.8	-91.0%	-63.6%	-57.5%
Adjusted EBITDA		61.0		86.8	90.6		-29.7%	-32.7%
Net (loss) income	(36.5)	(24.2)	8.3	13.0		-539.8%	-286.2%
Diluted (loss) earnings per common share	$(0.70)	$(0.46)	$0.16	$0.24		-537.5%	-291.7%

As Reported net sales were $645.7 million in the second quarter of 2017, an increase of 32.1% compared to the prior-year period, driven by the acquisition of Elizabeth Arden. On a Pro Forma basis, net sales decreased by 5.3%, or 3.9% XFX, as declining consumption in core beauty categories in the North America mass retail channel more than offset strong international growth. On a brand basis, net sales growth in Revlon color cosmetics and Elizabeth Arden products was more than offset by sales declines in Almay, SinfulColors, CND and American Crew.

As Reported gross margin was 58.5% in the second quarter of 2017, compared to 64.9% in the prior-year period, driven by the addition of the lower gross margin Elizabeth Arden businesses acquired in September 2016, higher sales incentives and the unfavorable impact of less overhead absorption during the second quarter of 2017. On a Pro Forma Adjusted basis, gross margin was 58.7% in the second quarter of 2017, compared to 62.0% in the prior-year period, a decline of 330 basis points (“bps”) due to higher sales incentives, less overhead absorption and unfavorable product mix, driven by lower sales of higher-margin products, partially offset by the realization of approximately $3 million of pro forma synergies within the Elizabeth Arden segment.

As Reported operating income was $4.7 million in the second quarter of 2017, compared to $52.4 million in the prior-year period, driven by net sales reductions, gross margin decline and approximately $12 million of higher non-operating items, primarily comprised of Elizabeth Arden acquisition-related costs. The Company also experienced higher SG&A costs as compared to the prior-year period also due to the Elizabeth Arden acquisition, which will reduce over time as synergies are realized.

The Company’s As Reported effective tax rate was a negative 47.2% in the second quarter of 2017, compared to 49.5% in the prior-year period. The Company’s As Reported tax expense was $11.9 million, compared to $10.6 million in the prior-year period, primarily due to level and mix of earnings between jurisdictions.

As Reported net loss was $(36.5) million in the second quarter of 2017, compared to net income of $8.3 million in the prior-year period, a decline of $44.8 million. The decline was the result of the drivers discussed in As Reported operating income above, as well as $15.8 million of higher interest expense, partially offset by $9.4 million of foreign currency gains in the second quarter of 2017, compared to $8.5 million of foreign currency losses in the prior-year period.

Pro Forma Adjusted EBITDA in the second quarter of 2017 decreased by 32.7% compared to the prior-year period, driven by the declines in net sales and higher cost of goods sold, partially offset by realized pro forma synergies of approximately $14 million and lower brand support.

Adjusted net loss, which excludes certain non-operating items, was $(24.2) million in the second quarter of 2017, compared to Adjusted net income of $13.0 million in the prior-year period, a $37.2 million decrease, driven by the net sales declines in North America, coupled with higher cost of goods. The Company also had higher SG&A costs as a result of the Elizabeth Arden acquisition, which will reduce over time as synergies are realized, as well as higher interest expense. Partially offsetting these unfavorable variances was a $9.4 million favorable gain in foreign currency, as compared to $8.5 million of foreign currency losses in the prior-year period.

Segment Results

Net sales and segment profit for the Elizabeth Arden segment include 2016 Pro Forma (a) results, as if Revlon and Elizabeth Arden were a combined company for all of 2016. Segment profit is defined in footnote (b) below. The Company excludes certain unallocated corporate costs from the definition of segment profit. See “Segment Profit Reconciliation” attached to this release.

(USD millions)	Three Months Ended June 30,
	Net Sales
	As Reported		Pro Forma	As Reported		Pro Forma
	2017	2016	2016	% Change	XFX % Change	% Change	XFX % Change

Consumer	$335.7	$359.5	$359.5	-6.6%	-5.6%	-6.6%	-5.6%
Elizabeth Arden	199.2	-	192.7	N.M.	N.M.	3.4%	5.4%
Professional	105.4	123.3	123.3	-14.5%	-13.5%	-14.5%	-13.5%
Other	5.4	6.1	6.1	-11.5%	0.0%	-11.5%	0.0%
Total	$645.7	$488.9	$681.6	32.1%	33.2%	-5.3%	-3.9%

	Segment Profit (b)
	As Reported		Pro Forma	As Reported		Pro Forma
	2017	2016	2016	% Change	XFX % Change	% Change	XFX % Change

Consumer	$68.6	$81.0	$81.0	-15.3%	-14.2%	-15.3%	-14.2%
Elizabeth Arden	19.6	-	23.1	N.M.	N.M.	-15.2%	-15.2%
Professional	9.5	24.1	24.1	-60.6%	-61.4%	-60.6%	-61.4%
Other	(0.2)	0.1	0.1	-300.0%	-400.0%	-300.0%	-400.0%
Total	$97.5	$105.2	$128.3	-7.3%	-6.7%	-24.0%	-23.5%

Consumer Segment

Consumer segment net sales in the second quarter of 2017 were $335.7 million, a decrease of 6.6%, or 5.6% XFX, compared to the prior-year period, driven by continuing softness in the consumption of core beauty categories in the mass retail channel in North America, higher sales return accruals as a result of the anticipated relaunch of the Almay brand and declines in sales of SinfulColor cosmetics as a result of cycling against the Kylie promotional line sold in the prior year. The Revlon brand grew net sales during the quarter driven by solid performance in the international business.

Consumer segment profit decreased by 15.3%, or 14.2% XFX, in the second quarter of 2017 compared to the prior-year period, primarily due to lower gross profit as a result of the net sales declines in North America, partially offset by lower brand support expenses due to the timing of innovations in 2017 compared to 2016.

Elizabeth Arden Segment

Elizabeth Arden net sales in the second quarter of 2017 were $199.2 million. On a Pro Forma basis, Elizabeth Arden net sales in the second quarter of 2017 increased 3.4%, or 5.4% XFX, driven by higher net sales of Elizabeth Arden branded skin care and licensed fragrances, primarily attributable to heritage fragrance brands.

Elizabeth Arden segment profit in the second quarter of 2017 was $19.6 million. On a Pro Forma basis, Elizabeth Arden segment profit decreased 15.2%, primarily driven by higher cost of sales due to unfavorable product mix and an obsolescence reserve reduction in the prior year period, which benefitted Elizabeth Arden’s second quarter 2016 pro forma results and did not repeat in the second quarter of 2017, as well as higher brand support expenses, partially offset by the realization of synergies and cost reductions related to the Elizabeth Arden Integration.

Professional Segment

Professional segment net sales in the second quarter of 2017 of $105.4 million decreased by 14.5%, or 13.5% XFX, compared to the prior-year period, driven by continued net sales declines of CND nail products, as a result of declines in consumption and price erosion in the nail salon category. In addition, the Company took certain action to clean-up inventory in the trade and tighten its distribution network, which resulted in lower net sales of American Crew men’s grooming products.

Professional segment profit decreased by 60.6%, or 61.4% XFX, in the second quarter of 2017 compared to the prior-year period, primarily resulting from lower gross profit driven by the declines in net sales, partially offset by lower brand support.

Geographic Net Sales

Overall, net sales increased on an As Reported basis by 32.1%, driven by the acquisition of Elizabeth Arden, as well as continued strong international growth in the Consumer segment.

(USD millions)	Three Months Ended June 30,
Net Sales:	2017 As Reported	2016 As Reported	2016 Pro Forma Adjusted	As Reported % Change	As Reported XFX % Change	Pro Forma % Change	Pro Forma XFX % Change

Consumer
North America	$202.0	$232.5	$232.5	-13.1%	-12.9%	-13.1%	-12.9%
International	133.7	127.0	127.0	5.3%	7.6%	5.3%	7.6%
Professional
North America	$39.9	$54.2	$54.2	-26.4%	-26.0%	-26.4%	-26.0%
International	65.5	69.1	69.1	-5.2%	-3.8%	-5.2%	-3.8%
Elizabeth Arden
North America	$95.7	$-	$102.1	N.M.	N.M.	-6.3%	-5.8%
International	103.5	-	90.6	N.M.	N.M.	14.2%	18.0%
Other
North America	$-	$-	$-	N.M.	N.M.	N.M.	N.M.
International	5.4	6.1	6.1	-11.5%	0.0%	-11.5%	0.0%
Total Net Sales	$645.7	$488.9	$681.6	32.1%	33.2%	-5.3%	-3.9%

Total Net Sales Summary
North America	$337.6	$286.7	$388.8	17.8%	18.0%	-13.2%	-12.8%
International	308.1	202.2	292.8	52.4%	54.6%	5.2%	8.0%

Consumer Segment

In North America, Consumer segment net sales in the second quarter of 2017 of $202.0 million decreased by 13.1%, or 12.9% XFX, compared to the prior-year period, as the U.S. mass retail channel was impacted by continuing declines across several beauty categories.

In International, Consumer segment net sales in the second quarter of 2017 of $133.7 million increased by 5.3%, or 7.6% XFX, compared to prior-year period, driven by higher net sales of Revlon color cosmetics.

Elizabeth Arden Segment

In North America, Elizabeth Arden segment net sales were $95.7 million in the second quarter of 2017. On a Pro Forma basis, Elizabeth Arden net sales decreased by 6.3%, compared to prior-year period, primarily due to decreases in net sales of certain fragrances in mass retail channels.

In International, Elizabeth Arden segment net sales in the second quarter of 2017 were $103.5 million. On a Pro Forma basis, Elizabeth Arden net sales in the second quarter of 2017 increased by 14.2%, or 18.0% XFX, compared to the prior year-period, primarily driven by higher net sales of Christina Aguilera fragrances in Germany, as well as higher net sales of Elizabeth Arden branded products in Travel Retail channels and China.

Professional Segment

In North America, Professional segment net sales in the second quarter of 2017 of $39.9 million decreased by 26.4%, or 26.0% XFX, compared to the prior-year period, primarily driven by continuing softness and price erosion in the nail salon category, which adversely impacted net sales of CND nail products. In addition, the Company took certain action to clean-up inventory in the trade and tighten its distribution network, which resulted in net sales declines of American Crew men’s grooming products.

In International, Professional segment net sales in the second quarter of 2017 of $65.5 million decreased by 5.2%, or 3.8% XFX, compared to the prior-year period, primarily driven by lower net sales of CND nail products throughout the International region.

Elizabeth Arden Integration Program

The Company delivered strong results on the restructuring and integration of Elizabeth Arden (the “Elizabeth Arden Integration”), realizing an additional $14 million of synergies and cost reductions in the second quarter of 2017, totaling approximately $24 million of synergies and cost reductions in the first six months of 2017. The Company remains on track to deliver approximately $190 million of synergies and cost reductions by 2020 and achieve our objective of having $50 million to $60 million of synergies and cost reductions realized in 2017.

In the second quarter of 2017, the Company incurred $4.6 million of Elizabeth Arden Integration restructuring charges and $10.0 million of non-restructuring integration costs. In the first six months of 2017, the Company incurred $5.7 million of Elizabeth Arden Integration restructuring charges and $27.5 million of non-restructuring integration costs. In addition, the Company funded $9 million of integration-related capital expenditures in the first six months of 2017.

Cash Flow for the Six Month Period

Net cash used in operating activities in the first six months of 2017 was $139.2 million, compared to net cash used by operating activities of $51.9 million in the same period last year. Free cash flow used in the first six months of 2017 was $178.8 million, compared to $70.5 million used in the prior-year period. The decrease in free cash flow in the first six months of 2017, compared to the first six months of 2016, was primarily driven by higher payments for interest, restructuring, acquisition and integration costs, permanent displays, as well as higher capital expenditures, mostly related to the Elizabeth Arden acquisition. The Company also had higher inventory balances driven by the insourcing efforts for the Elizabeth Arden Integration. These uses of cash were partially offset by favorable changes in working capital.

Liquidity Update

As of June 30, 2017, the Company had drawn $87.5 million on its Revolving Credit Facility and had over $300 million of liquidity, consisting of $83.2 million of unrestricted cash and cash equivalents, as well as $231 million in available borrowing capacity under the Revolving Credit Facility. The Company has taken steps to improve its domestic liquidity position, such as repatriating cash to the U.S. using tax-effective methods and effectively managing its working capital needs.

Second Quarter 2017 Results Conference Call

The Company will host a conference call with members of the investment community today, August 4, 2017, at 9:30 A.M. EDT to discuss second quarter 2017 results. Access to the call is available to the public at www.revloninc.com.

Footnotes to Press Release

(a) Non-GAAP Financial Measures: Pro Forma Net Sales; EBITDA; Adjusted and Pro Forma Adjusted EBITDA; Adjusted and Pro Forma Adjusted net income from continuing operations, before income taxes; Adjusted net (loss) income; Adjusted diluted (loss) earnings per common share; and free cash flow (together, the “Non-GAAP Measures”) are non-GAAP financial measures that are reconciled to their most directly comparable GAAP measures in the accompanying financial tables. Pro Forma financial information assumes the Elizabeth Arden acquisition was completed on January 1, 2016 and its financial results were included for all periods presented.

The Company defines EBITDA as income from continuing operations before interest, taxes, depreciation, amortization, gains/losses on foreign currency fluctuations, gains/losses on the early extinguishment of debt, and miscellaneous expenses (the foregoing being the “EBITDA Exclusions”). The Company presents Adjusted EBITDA to exclude the impact of non-cash stock compensation expense and certain other non-operating items that are not directly attributable to the Company's underlying operating performance (the “Non-Operating Items”). The following table identifies the Non-Operating Items excluded in the presentation of Adjusted EBITDA and Pro Forma Adjusted EBITDA for all periods:

(USD millions) Income / (Loss) Adjustments to EBITDA	Q2 2017	Q2 2016	Q2 2016 Pro Forma Adjusted
Non-Operating Items:
Non-cash stock compensation expense	$(2.7)	$(1.1)	$(2.5)
Restructuring and related charges	(4.6)	(0.5)	(0.5)
Acquisition and integration costs	(10.0)	(5.5)	(3.8)
Elizabeth Arden 2016 Business Transformation Program	(0.3)	-	(4.3)
Elizabeth Arden inventory purchase accounting adjustment, cost of sales	(1.2)	(0.1)	(0.1)
Deferred Consideration for CBB Acquisition	(0.8)	(0.9)	(0.9)

(USD millions) Income / (Loss) Adjustments to EBITDA	YTD 2017	YTD 2016	YTD 2016 Pro Forma Adjusted
Non-Operating Items:
Non-cash stock compensation expense	$(4.4)	$(3.3)	$(6.1)
Restructuring and related charges	(5.7)	(1.8)	(1.8)
Acquisition and integration costs	(27.5)	(6.0)	(4.3)
Elizabeth Arden 2016 Business Transformation Program	(0.7)	-	(6.7)
Elizabeth Arden inventory purchase accounting adjustment, cost of sales	(17.2)	(0.1)	(0.1)
Deferred Consideration for CBB Acquisition	(1.7)	(1.8)	(1.8)

Adjusted net (loss) income and adjusted diluted (loss) earnings per common share exclude the after-tax impact of the Non-Operating Items from As Reported Net Income (loss).

The Company excludes the EBITDA Exclusions and Non-Operating Items, as applicable, in calculating the Non-GAAP Measures because the Company's management believes that some of these items may not occur in certain periods, the amounts recognized can vary significantly from period to period and/or these items do not facilitate an understanding of the Company's underlying operating performance.

Free cash flow is defined as net cash provided by operating activities, less capital expenditures for property, plant and equipment. Free cash flow excludes proceeds on sale of discontinued operations. Free cash flow does not represent the residual cash flow available for discretionary expenditures, as it excludes certain expenditures such as mandatory debt service requirements, which for the Company are significant.

The Company's management uses the Non-GAAP Measures as operating performance measures and in the case of free cash flow, as a liquidity measure (in conjunction with GAAP financial measures), as an integral part of its reporting and planning processes and to, among other things: (i) monitor and evaluate the performance of the Company's business operations, financial performance and overall liquidity; (ii) facilitate management's internal comparisons of the Company's historical operating performance of its business operations; (iii) facilitate management's external comparisons of the results of its overall business to the historical operating performance of other companies that may have different capital structures and debt levels; (iv) review and assess the operating performance of the Company's management team and, together with other operational objectives, as a measure in evaluating employee compensation and bonuses; (v) analyze and evaluate financial and strategic planning decisions regarding future operating investments; and (vi) plan for and prepare future annual operating budgets and determine appropriate levels of operating investments.

Management believes that the Non-GAAP Measures are useful to investors to provide them with disclosures of the Company's operating results on the same basis as that used by management. Management believes that the Non-GAAP Measures provide useful information to investors about the performance of the Company's overall business because such measures eliminate the effects of certain charges that are not directly attributable to the Company's underlying operating performance. Additionally, management believes that providing the Non-GAAP Measures enhances the comparability for investors in assessing the Company’s financial reporting. Management believes that free cash flow is useful for investors because it provides them with an important perspective on the cash available for debt service and other strategic measures, after making necessary capital investments in property and equipment to support the Company's ongoing business operations, and provides them with the same measures that management uses as the basis for making resource allocation decisions.

Accordingly, the Company believes that the presentation of the Non-GAAP Measures, when used in conjunction with GAAP financial measures, are useful financial analytical measures, that are used by management, as described above and therefore can assist investors in assessing the Company's financial condition, operating performance and underlying strength. The Non-GAAP Measures should not be considered in isolation or as a substitute for their respective most directly comparable As Reported financial measures prepared in accordance with GAAP, such as net income/loss, operating income, diluted earnings per share or net cash provided by (used in) operating activities. Other companies may define such non-GAAP measures differently. Also, while EBITDA and Adjusted EBITDA as used in this release are defined differently than Adjusted EBITDA for the Company's credit agreements and indentures, certain financial covenants in its borrowing arrangements are tied to similar financial measures. These non-GAAP financial measures should be read in conjunction with the Company's financial statements and related footnotes filed with the SEC.

(b) Segment profit is defined as income from continuing operations for each of the Company's Consumer, Elizabeth Arden, Professional, and Other segments, excluding the EBITDA Exclusions. Segment profit also excludes unallocated corporate expenses and the impact of certain items that are not directly attributable to the segments' underlying operating performance, including the impact of the Non-Operating Items noted above in footnote (a). Unallocated corporate expenses primarily relate to general and administrative expenses related to the corporate administrative organization. These expenses are recorded in unallocated corporate expenses as these items are centrally directed and controlled. The Company does not have any material inter-segment sales.

Forward-Looking Statements

Statements made in this press release, which are not historical facts, are forward-looking and are provided pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements speak only as of the date they are made and the Company undertakes no obligation to publicly update any forward-looking statement, whether to reflect actual results of operations; changes in financial condition; changes in general U.S. or international economic or industry conditions and/or conditions in the Company’s reportable segments; changes in estimates, expectations or assumptions; or other circumstances, conditions, developments and/or events arising after the issuance of this press release, except for the Company's ongoing obligations under the U.S. federal securities laws. Forward-looking statements are subject to known and unknown risks and uncertainties and are based on preliminary or potentially inaccurate estimates and assumptions, including the estimates and assumptions used by the Company in preparing the pro forma financial information referenced in this press release, that could cause actual results to differ materially from those expected or implied by the pro forma financial information or the estimates and assumptions used in preparing the pro forma financial information. Such forward-looking statements include, among other things: (i) the Company’s belief that while its financial performance and sales results in the U.S. remained weak, it is encouraged by the global growth of its iconic Revlon and Elizabeth Arden brands, its international sales which remain robust and the key strategic initiatives that the Company implemented during the quarter, which the Company expects will drive sequential improvements in its performance; (ii) the Company’s belief that it has continued to make progress in digital communications, engagement and e-commerce capabilities; (iii) the Company’s expectations to achieve $190 million of annualized synergies by 2020, and $50 to $60 million anticipated in 2017; (iv) the Company’s belief that during the quarter it continued to take measures that will enhance its digital capabilities and competitiveness, strengthened its brands and their global distribution and further refined its long-term strategy for profitable growth; (v) the Company’s belief that it has taken steps to improve its domestic liquidity position, such as repatriating cash to the U.S. using tax-effective methods and effectively managing its working capital needs; and (vi) the Company’s belief that (A) it has secured incremental shelf space and distribution for the newly repositioned Almay (B) it has accelerated its innovation process and speed to consumer; and (C) it has developed a strong second half and 3-year new product pipeline. Actual results may differ materially from such forward-looking statements for a number of reasons, including as a result of the risks and other items described in Revlon’s filings with the SEC, including, without limitation, in Revlon’s Annual Report on Form 10-K, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K and any amendments thereto filed with the SEC during 2017 (which may be viewed on the SEC’s website at http://www.sec.gov or on Revlon, Inc.’s website at http://www.revloninc.com). Additional important factors that could cause actual results to differ materially from those indicated by the Company’s forward-looking statements include risks and uncertainties relating to: (i) greater than expected challenges and difficulties in the retail environment and/or difficulties, delays in or less than expected results from the Company’s strategic initiatives to drive sequential improvements in its performance, such as due to less than expected investment behind such activities, less than effective new product development and/or advertising, marketing or promotional programs and/or less than expected success in expanding geographically, into new channels and/or expanding the Company’s digital capabilities; (ii) unanticipated costs or difficulties or delays in completing projects associated with the Company’s digital communications, engagement and e-commerce capabilities; (iii) difficulties with, delays in and/or the Company’s inability to achieve, in whole or in part, or within the expected timeframe, the benefits of the Elizabeth Arden integration cost-synergy program, such as (A) difficulties with, delays in and/or the Company’s inability to realize, in whole or in part, between $50 million to $60 million of synergies and cost reductions in 2017; (B) difficulties with, delays in and/or the Company’s inability to generate annualized synergies and cost reductions of approximately $190 million by 2020, such as due to the parties being unable to successfully implement integration strategies or realize the anticipated benefits of the Elizabeth Arden Acquisition; and/or (C) more than expected restructuring and related charges in connection with implementing the Elizabeth Arden Integration; (iv) unanticipated circumstances or results affecting the Company's financial performance and/or its ability to achieve its long-term profitable growth ambitions, such as less than anticipated profitable growth due to, among other things, less than effective new product innovation and development, less than expected customer and/or consumer acceptance of the Company's new or existing products, its advertising, promotional, pricing and/or marketing plans and/or brand communication, less than expected levels of advertising, promotional and/or marketing activities and investment for new product launches, less than expected levels of execution with customers, greater than expected competitive investment and/or greater than expected challenges and difficulties in the retail environment; (v) difficulties, delays or the inability of the Company to improve its domestic liquidity position and/or effectively manage its working capital needs, such as due to lower than expected operating revenues, cash on hand and/or funds available under the Company’s Revolving Credit Facility and/or other permitted lines of credit, less than anticipated cash generated by the Company's domestic operations or unanticipated restrictions or taxes on repatriation of foreign earnings and/or higher than expected operating expenses, sales returns, working capital expenses, integration and/or synergy costs related to the Elizabeth Arden Acquisition, permanent wall display costs, capital expenditures, debt service payments, cash tax payments, cash pension plan contributions, other post-retirement benefit plan contributions and/or net periodic benefit costs for the pension and other post-retirement benefit plans, restructuring costs (including, without limitation, in connection with implementing the Elizabeth Arden Integration), severance and discontinued operations not otherwise included in the Company’s restructuring programs, debt and/or equity repurchases, costs related to litigation and/or payments in connection with business and/or brand acquisitions (including, without limitation, through licensing transactions, if any), and discontinuing non-core business lines and/or exiting and/or entering certain territories and/or channels of trade; and/or (vi) lower than expected customer acceptance or consumer acceptance of, or less than anticipated results from, the Almay relaunch (such as less than expected incremental shelf space) and/or new products to be launched in the second half of 2017 or over the next 3 years and/or less than effective innovation and new product development processes. Factors other than those referred to above could also cause Revlon’s results to differ materially from expected results. Additionally, the business and financial materials and any other statement or disclosure on, or made available through, Revlon’s website or other websites referenced herein shall not be incorporated by reference into this press release.

REVLON, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS AND COMPREHENSIVE (LOSS) INCOME
(dollars in millions, except share and per share amounts)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2017	2016	2017	2016
	(Unaudited)		(Unaudited)

Net sales	$645.7	$488.9	$1,240.6	$928.5
Cost of sales	268.2	171.5	533.3	325.4
Gross profit	377.5	317.4	707.3	603.1
Selling, general and administrative expenses	359.1	259.0	712.7	507.1
Acquisition and integration costs	10.0	5.5	27.5	6.0
Restructuring charges and other, net	3.7	0.5	4.9	1.8

Operating income (loss)	4.7	52.4	(37.8)	88.2

Other expenses, net:
Interest expense	36.7	20.9	71.7	41.9
Amortization of debt issuance costs	2.3	1.4	4.5	2.9
Foreign currency (gains) losses, net	(9.4)	8.5	(13.7)	5.1
Miscellaneous, net	0.3	0.2	1.5	0.5
Other expenses, net	29.9	31.0	64.0	50.4

(Loss) income from continuing operations before income taxes	(25.2)	21.4	(101.8)	37.8
Provision for (benefit from) income taxes	11.9	10.6	(27.0)	16.4
(Loss) income from continuing operations, net of taxes	(37.1)	10.8	(74.8)	21.4
Income (loss) from discontinued operations, net of taxes	0.6	(2.5)	0.9	(2.1)

Net (loss) income	$(36.5)	$8.3	$(73.9)	$19.3

Other comprehensive income:
Foreign currency translation adjustments, net of tax	1.8	2.6	6.5	5.3
Amortization of pension related costs, net of tax	2.1	2.0	4.1	3.8
Pension curtailment gain, net of tax	-	-	2.6	-
Reclassification into earnings of accumulated losses from the
de-designated 2013 Interest Rate Swap	0.6	-	1.2	-
Revaluation of derivative financial instruments, net of
reclassifications into earnings	-	0.2	-	(0.7)
Other comprehensive income	4.5	4.8	14.4	8.4

Total comprehensive (loss) income	$(32.0)	$13.1	$(59.5)	$27.7

Basic (loss) earnings per common share:
Continuing operations	$(0.70)	$0.21	$(1.42)	$0.41
Discontinued operations	0.00	(0.05)	0.01	(0.04)
Net (loss) income	$(0.70)	$0.16	$(1.41)	$0.37

Diluted (loss) earnings per common share:
Continuing operations	$(0.70)	$0.21	$(1.42)	$0.41
Discontinued operations	0.00	(0.05)	0.01	(0.04)
Net (loss) income	$(0.70)	$0.16	$(1.41)	$0.37

Weighted average number of common shares outstanding:
Basic	53,096,935	52,515,869	52,569,473	52,499,141
Diluted	53,096,935	52,592,368	52,569,473	52,621,066

REVLON, INC. AND SUBSIDIARIES
CONSOLIDATED CONDENSED BALANCE SHEETS
(dollars in millions)

	June 30,	December 31,
	2017	2016
	(Unaudited)
ASSETS
Current assets:
Cash and cash equivalents	$83.7	$186.8
Trade receivables, net	389.7	423.9
Inventories	518.1	424.6
Prepaid expenses and other	121.6	88.8
Total current assets	1,113.1	1,124.1
Property, plant and equipment, net	334.4	320.5
Deferred income taxes	188.4	149.7
Goodwill	702.7	689.5
Intangible assets, net	607.6	636.6
Other assets	115.8	103.1
Total assets	$3,062.0	$3,023.5

LIABILITIES AND STOCKHOLDERS' DEFICIENCY
Current liabilities:
Short-term borrowings	$11.8	$10.8
Current portion of long-term debt	105.5	18.1
Accounts payable	344.6	296.9
Accrued expenses and other	354.8	382.9
Total current liabilities	816.7	708.7
Long-term debt	2,658.3	2,663.1
Long-term pension and other post-retirement plan liabilities	182.8	184.1
Other long-term liabilities	76.6	82.4
Total stockholders' deficiency	(672.4)	(614.8)
Total liabilities and stockholders' deficiency	$3,062.0	$3,023.5

REVLON, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CASH FLOWS
(dollars in millions)
	Six Months Ended
	June 30,
	2017	2016
	(Unaudited)

CASH FLOWS FROM OPERATING ACTIVITIES:
Net (loss) income	$(73.9)	$19.3
Adjustments to reconcile net (loss) income to net cash used in operating activities:
Depreciation and amortization	73.8	52.2
Foreign currency (gains) losses from re-measurement	(15.3)	4.2
Amortization of debt discount	0.6	0.7
Stock-based compensation amortization	4.4	3.3
(Benefit from) provision for deferred income taxes	(36.5)	5.5
Amortization of debt issuance costs	4.5	2.9
Loss on sale of certain assets	0.4	0.3
Pension and other post-retirement cost (income)	1.1	(0.3)
Change in assets and liabilities:
Decrease (increase) in trade receivables	42.4	(24.7)
Increase in inventories	(85.9)	(25.6)
Increase in prepaid expenses and other current assets	(29.0)	(21.2)
Increase (decrease) in accounts payable	47.0	(0.7)
Decrease in accrued expenses and other current liabilities	(42.0)	(43.0)
Pension and other post-retirement plan contributions	(3.9)	(3.6)
Purchases of permanent displays	(26.3)	(17.5)
Other, net	(0.6)	(3.7)
Net cash used in operating activities	(139.2)	(51.9)

CASH FLOWS FROM INVESTING ACTIVITIES:
Capital expenditures	(39.6)	(18.6)
Business acquisitions, net of cash acquired	-	(29.2)
Proceeds from the sale of certain assets	-	0.4
Net cash used in investing activities	(39.6)	(47.4)

CASH FLOWS FROM FINANCING ACTIVITIES:
Net decrease in short-term borrowings and overdraft	(6.7)	(8.4)
Net borrowings under the 2016 Revolving Credit Facility	87.5	-
Repayments under the 2016 Term Loan Facility	(9.0)	-
Repayments under the Acquisition Term Loan	-	(15.1)
Prepayments under the 2011 Term Loan	-	(11.5)
Payment of financing costs	(0.9)	-
Tax withholdings related to net share settlements of restricted stock units and awards	(2.5)	(2.6)
Treasury stock purchased	-	(2.7)
Other financing activities	(1.0)	(1.6)
Net cash provided by (used in) financing activities	67.4	(41.9)
Effect of exchange rate changes on cash and cash equivalents	8.3	0.1
Net decrease in cash and cash equivalents	(103.1)	(141.1)
Cash and cash equivalents at beginning of period	186.8	326.9
Cash and cash equivalents at end of period	$83.7	$185.8

Supplemental schedule of cash flow information:
Cash paid during the period for:
Interest	$70.5	$41.2
Income taxes, net of refunds	$8.0	$12.9

REVLON, INC. AND SUBSIDIARIES
EBITDA AND ADJUSTED EBITDA RECONCILIATION
(dollars in millions)

	Three Months Ended
	June 30,
	2017	2016
	(Unaudited)
Reconciliation to net (loss) income:

Net (loss) income	$(36.5)	$8.3
Income (loss) from discontinued operations, net of taxes	0.6	(2.5)
(Loss) income from continuing operations, net of taxes	(37.1)	10.8

Interest expense	36.7	20.9
Amortization of debt issuance costs	2.3	1.4
Foreign currency (gains) losses , net	(9.4)	8.5
Miscellaneous, net	0.3	0.2
Provision for income taxes	11.9	10.6
Depreciation and amortization	36.7	26.3

EBITDA	$41.4	$78.7

Non-operating items:
Non-cash stock compensation expense	2.7	1.1
Restructuring and related charges	4.6	0.5
Acquisition and integration costs	10.0	5.5
Acquisition inventory adjustments	1.2	0.1
Deferred consideration for CBB acquisition	0.8	0.9
Elizabeth Arden 2016 Business Transformation program	0.3	-

Adjusted EBITDA	$61.0	$86.8

	Six Months Ended
	June 30,
	2017	2016
	(Unaudited)
Reconciliation to net (loss) income:

Net (loss) income	$(73.9)	$19.3
Income (loss) from discontinued operations, net of taxes	0.9	(2.1)
(Loss) income from continuing operations, net of taxes	(74.8)	21.4

Interest expense	71.7	41.9
Amortization of debt issuance costs	4.5	2.9
Foreign currency (gains) losses, net	(13.7)	5.1
Miscellaneous, net	1.5	0.5
(Benefit from) provision for income taxes	(27.0)	16.4
Depreciation and amortization	73.8	52.2

EBITDA	$36.0	$140.4

Non-operating items:
Non-cash stock compensation expense	4.4	3.3
Restructuring and related charges	5.7	1.8
Acquisition and integration costs	27.5	6.0
Acquisition inventory adjustments	17.2	0.1
Deferred consideration for CBB acquisition	1.7	1.8
Elizabeth Arden 2016 Business Transformation program	0.7	-

Adjusted EBITDA	$93.2	$153.4

REVLON, INC. AND SUBSIDIARIES
SEGMENT PROFIT, ADJUSTED EBITDA, ADJUSTED OPERATING INCOME (LOSS) AND PRO FORMA RECONCILIATION
(dollars in millions)

	Three Months Ended June 30, 2017	Three Months Ended June 30, 2016
	Revlon, Inc.	Revlon, Inc.	Elizabeth Arden	Pro Forma Adjustments	Pro Forma Combined
	(Unaudited)	(Unaudited)
Segment Net Sales:
Consumer	$335.7	$359.5	$-	$-	$359.5
Elizabeth Arden	199.2	-	192.7	-	192.7
Professional	105.4	123.3	-	-	123.3
Other	5.4	6.1	-	-	6.1
Total Segment Net Sales	$645.7	$488.9	$192.7	$-	$681.6

Segment Profit:
Consumer	$68.6	$81.0	$-	$-	$81.0
Elizabeth Arden	19.6	-	23.1	-	23.1
Professional	9.5	24.1	-	-	24.1
Other	(0.2)	0.1	-	-	0.1
Total Segment Profit	$97.5	$105.2	$23.1	$-	$128.3

Unallocated Corporate Expenses	36.5	18.4	19.3	0.0	37.7
Total Adjusted EBITDA	$61.0	$86.8	$3.8	$-	$90.6

Reconciliation to (loss) income from continuing operations before income taxes:
(Loss) income from continuing operations before income taxes	$(25.2)	$21.4	$(21.9)	$(5.5)	$(6.0)

Interest expense	36.7	20.9	7.1	8.1	36.1
Amortization of debt issuance costs	2.3	1.4	0.5	0.5	2.4
Foreign currency (gains) losses, net	(9.4)	8.5	-	-	8.5
Miscellaneous, net	0.3	0.2	-	-	0.2
Operating income (loss)	4.7	52.4	(14.3)	3.1	41.2

Non-operating items:
Restructuring and related charges	4.6	0.5	-	-	0.5
Acquisition and integration costs	10.0	5.5	2.0	(3.7)	3.8
Acquisition inventory adjustments	1.2	0.1	-	-	0.1
Deferred consideration for CBB acquisition	0.8	0.9	-	-	0.9
Elizabeth Arden 2016 Business Transformation program	0.3	0.0	4.3	-	4.3
Adjusted Operating income (loss)	21.6	59.4	(8.0)	(0.6)	50.8

Non-cash stock compensation expense	2.7	1.1	1.4	-	2.5
Depreciation and amortization	36.7	26.3	10.4	0.6	37.3

Adjusted EBITDA	$61.0	$86.8	$3.8	$-	$90.6

REVLON, INC. AND SUBSIDIARIES
SEGMENT PROFIT, ADJUSTED EBITDA, ADJUSTED OPERATING INCOME (LOSS) AND PRO FORMA RECONCILIATION
(dollars in millions)

	Six Months Ended June 30, 2017	Six Months Ended June 30, 2016
	Revlon, Inc.	Revlon, Inc.	Elizabeth Arden	Pro Forma Adjustments	Pro Forma Combined
	(Unaudited)	(Unaudited)
Segment Net Sales:
Consumer	$626.1	$679.5	$-	$-	$679.5
Elizabeth Arden	391.2	-	384.6	-	384.6
Professional	213.4	238.4	-	-	238.4
Other	9.9	10.6	-	-	10.6
Total Segment Net Sales	$1,240.6	$928.5	$384.6	$-	$1,313.1

Segment Profit:
Consumer	$101.5	$139.4	$-	$-	$139.4
Elizabeth Arden	33.9	-	33.5	-	33.5
Professional	25.6	49.7	-	-	49.7
Other	(1.5)	(0.8)	-	-	(0.8)
Total Segment Profit	$159.5	$188.3	$33.5	$-	$221.8

Unallocated Corporate Expenses	66.3	34.9	35.5	-	70.4
Total Adjusted EBITDA	$93.2	$153.4	$(2.0)	$-	$151.4

Reconciliation to (loss) income from continuing operations before income taxes:
(Loss) income from continuing operations before income taxes	$(101.8)	$37.8	$(49.1)	$(14.7)	$(26.0)

Interest expense	71.7	41.9	14.0	16.0	71.9
Amortization of debt issuance costs	4.5	2.9	0.9	0.9	4.7
Foreign currency (gains) losses, net	(13.7)	5.1	-	-	5.1
Miscellaneous, net	1.5	0.5	-	-	0.5
Operating (loss) income	(37.8)	88.2	(34.2)	2.2	56.2

Non-operating items:
Restructuring and related charges	5.7	1.8	-	-	1.8
Acquisition and integration costs	27.5	6.0	2.0	(3.7)	4.3
Acquisition inventory adjustments	17.2	0.1	-		0.1
Deferred consideration for CBB acquisition	1.7	1.8	-	-	1.8
Elizabeth Arden 2016 Business Transformation program	0.7	-	6.7	-	6.7
Adjusted Operating income (loss)	15.0	97.9	(25.5)	(1.5)	70.9

Non-cash stock compensation expense	4.4	3.3	2.8	-	6.1
Depreciation and amortization	73.8	52.2	20.7	1.5	74.4

Adjusted EBITDA	$93.2	$153.4	$(2.0)	$-	$151.4

REVLON, INC. AND SUBSIDIARIES
ADJUSTED GROSS PROFIT AND PRO FORMA RECONCILIATION
(dollars in millions)

	Three Months Ended June 30, 2017	Three Months Ended June 30, 2016
	Revlon, Inc.	Revlon, Inc.	Elizabeth Arden	Pro Forma Adjustments	Pro Forma Combined
	(Unaudited)	(Unaudited)

Gross Profit	$377.5	$317.4	$92.1	$10.6	$420.1

Non-operating items:
Restructuring and related charges	0.2	-	-	-	-
Acquisition inventory adjustments	1.2	0.1	-	-	0.1
Elizabeth Arden 2016 Business Transformation program	0.1	-	2.1	-	2.1

Adjusted Gross Profit	$379.0	$317.5	$94.2	$10.6	$422.3

REVLON, INC. AND SUBSIDIARIES
ADJUSTED GROSS PROFIT AND PRO FORMA RECONCILIATION
(dollars in millions)

	Six Months Ended June 30, 2017	Six Months Ended June 30, 2016
	Revlon, Inc.	Revlon, Inc.	Elizabeth Arden	Pro Forma Adjustments	Pro Forma Combined
	(Unaudited)	(Unaudited)

Gross Profit	$707.3	$603.1	$176.3	$21.9	$801.3

Non-operating items:
Restructuring and related charges	0.2	-	-	-	-
Acquisition inventory adjustments	17.2	0.1	-	-	0.1
Elizabeth Arden 2016 Business Transformation program	0.3	-	2.6	-	2.6

Adjusted Gross Profit	$725.0	$603.2	$178.9	$21.9	$804.0

REVLON, INC. AND SUBSIDIARIES
ADJUSTED NET (LOSS) INCOME AND ADJUSTED DILUTED (LOSS) EARNINGS PER SHARE RECONCILIATION
(dollars in millions)

	Three Months Ended
	June 30,
	2017	2016
	(Unaudited)
Reconciliation to net (loss) income and diluted earnings per share:
Net (loss) income	$(36.5)	$8.3

Non-operating items (after-tax):
Restructuring and related charges	3.7	0.3
Acquisition and integration costs	6.7	3.4
Acquisition inventory adjustments	0.9	0.1
Deferred consideration for CBB acquisition	0.8	0.9
Elizabeth Arden 2016 Business Transformation program	0.2	-

Adjusted net (loss) income	$(24.2)	$13.0

Net (Loss) Income:
Diluted (loss) earnings per common share	(0.70)	0.16
Adjustment to diluted (loss) earnings per common share	0.24	0.08
Adjusted diluted earnings per common share	$(0.46)	$0.24

U.S. GAAP weighted average number of common shares outstanding:
Diluted	53,096,935	52,592,368

	Six Months Ended
	June 30,
	2017	2016
	(Unaudited)
Reconciliation to net (loss) income and diluted (loss) earnings per share:
Net (loss) income	$(73.9)	$19.3

Non-operating items (after-tax):
Restructuring and related charges	5.1	1.0
Acquisition and integration costs	17.6	3.7
Acquisition inventory adjustments	12.7	0.1
Deferred consideration for CBB acquisition	1.7	1.8
Elizabeth Arden 2016 Business Transformation program	0.5	-

Adjusted net (loss) income	$(36.3)	$25.9

Net (Loss) Income:
Diluted (loss) earnings per common share	(1.41)	0.37
Adjustment to diluted (loss) earnings per common share	0.72	0.12
Adjusted diluted (loss) earnings per common share	$(0.69)	$0.49

U.S. GAAP weighted average number of common shares outstanding:
Diluted	52,569,473	52,621,066

REVLON, INC. AND SUBSIDIARIES
FREE CASH FLOW RECONCILIATION
(dollars in millions)

	Six Months Ended
	June 30,
	2017	2016
	(Unaudited)
Reconciliation to net cash used in operating activities:

Net cash used in operating activities	$(139.2)	$(51.9)

Less capital expenditures	(39.6)	(18.6)

Free cash flow	$(178.8)	$(70.5)

CONTACT:
For Revlon, Inc.:
Investor Relations:
Siobhan Anderson, 212-527-5230
or
Media Relations:
Pamela Alabaster, 212-527-5863